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                                                                      EXHIBIT 11

                          ELITE INFORMATION GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                                            Three months ended            Six months ended
                                                           ---------------------      ----------------------
                                                            June 30,  June 30,         June 30,     June 30,
                                                              2000      1999             2000        1999
                                                           ---------  ----------      ----------   ---------
Income from continuing operations                          $     106   $     720       $     543   $     787
Loss from discontinued operations                               --          (333)           --          (382)
Gain on sale of discontinued operations                         --         4,919            --         4,919
                                                           ---------   ---------       ---------   ---------
Net income                                                 $     106   $   5,306       $     543   $   5,324
                                                           =========   =========       =========   =========

Basic earnings per share:

    Weighted average common shares outstanding                 8,536       8,289           8,502       8,263
                                                           =========   =========       =========   =========

    Income from continuing operations                      $    0.01   $    0.09       $    0.06   $    0.10
    Loss from discontinued operations                           --         (0.04)           --         (0.05)
    Gain on sale of discontinued operations                     --          0.59            --          0.60
                                                           ---------   ---------       ---------   ---------
    Net income per common share                            $    0.01   $    0.64       $    0.06   $    0.64
                                                           =========   =========       =========   =========


Diluted earnings per share:
    Weighted average common shares outstanding                 8,536       8,289           8,502       8,263

    Addition from assumed exercise of stock options              176         306             267         233
                                                           ---------   ---------       ---------   ---------
    Weighted average common and common equivalent
       shares outstanding                                      8,712       8,595           8,769       8,496
                                                           =========   =========       =========   =========

    Income from continuing operations                      $    0.01   $    0.08       $    0.06   $    0.09
    Loss from discontinued operations                           --         (0.04)           --         (0.04)
    Gain on sale of discontinued operations                     --          0.57            --          0.58
                                                           ---------   ---------       ---------   ---------
    Net income per common and common equivalent share      $    0.01   $    0.62       $    0.06   $    0.63
                                                           =========   =========       =========   =========




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